Exhibit 99

Media	Investors
Vickee Adams	Jim Rowe
(515)213-4610	(415) 396-8216

Wells Fargo Provides Statement on Independent Foreclosure Review

Agreement Reached Today

SAN FRANCISCO – Jan. 7, 2013 – Wells Fargo & Company (NYSE: WFC) and nine other mortgage servicers have entered into settlement agreements with the Office of the Comptroller of the Currency (OCC) and the Federal Reserve Board (FRB) that would end their Independent Foreclosure Review (IFR) programs created by Article VII of an April 2011 Interagency Consent Order and replace it with an accelerated remediation process. Wells Fargo issued the following statement regarding the agreements.

“We are pleased that the regulators and servicers came together to reach this settlement, which will bring resolution to more borrowers in an expedited manner,” said Mike Heid, president of Wells Fargo Home Mortgage. “This agreement allows us to move forward and continue our focus on doing all we can do to provide relief to our customers and restore stability to housing markets across the country.”

Wells Fargo’s portion of the cash settlement will be $766 million, which is based on the proportionate share of Wells Fargo-serviced loans in the overall IFR population. Wells Fargo expects to record a pre-tax charge of approximately $644 million in the fourth quarter of 2012 to fully reserve for its cash payment portion of the settlement and additional remediation-related costs. Wells Fargo will commit an additional $1.2 billion to foreclosure prevention actions. This commitment will not result in any charge as the Company believes that the commitment is covered through the existing allowance for credit losses and the nonaccretable difference relating to our purchased credit-impaired loan portfolio. The Company will report its fourth quarter 2012 results on January 11, 2013.

About Wells Fargo

Wells Fargo & Company (NYSE: WFC) is a nationwide, diversified, community-based financial services company with $1.4 trillion in assets. Founded in 1852 and headquartered in San Francisco, Wells Fargo provides banking, insurance, investments, mortgage, and consumer and commercial finance through more than 9,000 stores, 12,000 ATMs, the Internet (wellsfargo.com), and has offices in more than 35 countries to support the bank’s customers who conduct business in the global economy. With more than 265,000 team members, Wells Fargo serves one in three households in the United States. Wells Fargo & Company was ranked No. 26 on Fortune’s 2012 rankings of America’s largest corporations. Wells Fargo’s vision is to satisfy all our customers’ financial needs and help them succeed financially.

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